    As filed with the Securities and Exchange Commission on March 21, 1997

                                                  Registration No. 333-_________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        -------------------------------

       FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        -------------------------------

                                 MISONIX, INC.
            (Exact name of registrant as specified in its charter)


    New York                                  11-2148932
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)


1938 New Highway, Farmingdale, New York               11747
(Address of Principal Executive Offices)           (Zip Code)


                   1996 EMPLOYEE INCENTIVE STOCK OPTION PLAN
                 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                           (Full Title of the Plan)


                          Joseph Librizzi, President
                                 MISONIX, INC.
                               1938 New Highway
                          Farmingdale, New York 11735
                    (Name and address of agent for service)


                                (516) 694-9555
         (Telephone number, including area code, of agent for service)

                        -------------------------------

                                   Copy to:
                           Edward I. Tishelman, Esq.
                             Hartman & Craven LLP
                                460 Park Avenue
                           New York, New York 10022


                        CALCULATION OF REGISTRATION FEE


                                                                      Proposed          Proposed
                                                                       maximum           maximum        Amount of
                  Title of                        Amount to be     offering price       aggregate     registration
         securities to be registered               registered        per unit(1)    offering price(1)      fee
         ---------------------------            ---------------    --------------   ----------------- -------------
Common Stock, par value $.01 per share .......  1,050,000 shares        $8.13      $4,798,830.00      $1,454.20
============================================    =================  =============== ================== =============

(1)      Based on a per share exercise price of (i) $1.10 for 519,000 shares;
         (ii) $6.00 for 50,000 shares; and (iii) $9.00 for 20,000 shares. The balance of the shares are exercisable at $8.13 per share, which price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The $8.13 price per share is estimated based on the average of the high and low bid prices for MISONIX, INC.'s Common Stock on March 18, 1997, as reported by the National Association of Securities Dealers' Automated Quotation System.

EXPLANATORY NOTE

         The Form S-8 Reoffer Prospectus may be utilized for reofferings of Common Stock acquired by certain directors of the Company through participation in the 1996 Non-Employee Director Stock Option Plan.

REOFFER PROSPECTUS

                                 MISONIX, INC.

                                509,000 SHARES
                                 COMMON STOCK

         This Prospectus relates to the offer and sale of 509,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of MISONIX, INC. (the "Company" or "Registrant"), issued to certain shareholders of the Company (the "Selling Shareholders") pursuant to grants made under the Company's 1996 Non-Employee Director Stock Option Plan (the "Directors' Plan"). Such Shares may be offered and sold, from time to time, on the over-the-counter market or such other national securities exchange upon which the Common Stock is traded at the time of such sales, at prices prevailing at the time of such sales, or in negotiated transactions. The Company will not receive any proceeds from the sale of the Shares. See "Plan of Distribution."

The Common Stock of the Company is quoted on the NASDAQ Small-Cap Market system ("NASDAQ") and on the Boston Stock Exchange ("BSE") under the symbols "MSON" for NASDAQ and "MSO" on the BSE. On March 18, 1997, the reported closing sale price of the Shares on NASDAQ was $8 1/8.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
         UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ----------------------------------

         No person has been authorized to give any information or make any representation other than is contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to such date.

                      ----------------------------------

                                  The date of this Prospectus is March 21, 1997.

                               TABLE OF CONTENTS

Available Information.....................................  3

The Company...............................................  4

Selling Stockholders......................................  4

Plan of Distribution......................................  4

Incorporation of Certain Documents by Reference...........  5

Other Matters.............................................  5

                            AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement or incorporated herein by reference is qualified by reference to such document.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company can be inspected and copied at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, in Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission.

         The Common Stock of the Company is quoted on NASDAQ and on the BSE under the symbols "MSON" for NASDAQ and "MSO" on the BSE. Reports, proxy and information statements and other information filed by the Company with the Commission can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company will promptly furnish, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into such information). Requests for such copies should be directed to MISONIX, INC., 1938 New Highway, Farmingdale, New York 11735, Attn: Peter Gerstheimer, telephone number (516) 694-9555.

                                  THE COMPANY


         The Company is a corporation formed under the laws of the State of New York with its principal executive office located at 1938 New Highway, Farmingdale, New York 11735. The telephone number of such office is (516) 694-9555.

                             SELLING STOCKHOLDERS

         Non-employee directors selected by the Board of Directors of the Company are eligible to participate in the Directors' Plan. As such, the Selling Shareholders consist of such participants listed below who may offer up to an aggregate of 509,000 shares of Common Stock which have been acquired by them pursuant to grants made under the Plan. There can be no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Shares covered by this Prospectus.

         The following is a list, as of March 21, 1997, of the Selling Shareholders and the number of shares held by each such Selling Shareholder:

                                                NUMBER OF         NUMBER OF         NUMBER OF        PERCENTAGE
                                               SHARES OWNED         SHARES        SHARES OWNED        OF CLASS
                         POSITION WITH         PRIOR TO THE        OFFERED          AFTER THE       OWNED AFTER
        NAME               THE COMPANY           OFFERING           HEREBY          OFFERING       THE OFFERING(1)
---------------------  -------------------  ------------------ ---------------- ----------------  ----------------
Gary Gelman            Chairman of the          718,930(2)          459,000          259,930            6.18%
                       Board of Directors

Howard Alliger         Director                 721,072(3)          50,000           671,072           15.95%
=====================  ===================  ================== ================  ===============  ================

-------------------------------
(1) Assuming all shares offered hereby are sold and based on the aggregate of (i) 3,699,436 shares issued and outstanding at February 28, 1997 and
         (ii) the 509,000 shares issuable upon exercise of the options held by the Selling Shareholders.

(2) Includes vested and exercisable options to purchase 459,000 shares of Common Stock which options were granted pursuant to the Directors' Plan.

(3) Includes vested and exercisable options to purchase 50,000 shares of Common Stock which options were granted pursuant to the Directors' Plan.

                             PLAN OF DISTRIBUTION

         The Selling Shareholders may, from time to time, offer all or part of the Shares on the over-the-counter market or such other national securities exchange upon which the Common Stock is traded at the time of such sales, at prices prevailing at the time of such sales, or in negotiated transactions. The Company will pay all expenses in preparing and reproducing the Registration Statement of which this Prospectus is a part, but will not receive any part of the proceeds of any sales of such Shares. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Stockholders will pay the brokerage commissions charged to sellers in connection with any such sales.

         The Company and the Selling Shareholders may enter into customary agreements concerning indemnification and the provision of information in connection with the sale of the Shares.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Prospectus:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, as filed with the Commission on September 30, 1996.

         (b) The Company's Form 10-QSB for the quarter ended September 30, 1996, as filed with the Commission on November 12, 1996, Form 10-QSB for the quarter ended December 31, 1996, as filed with the Commission on February 13, 1997, and Current Report on Form 8-K, as filed with the Commission on February 11, 1997.

         (c) The description of the Company's Common Stock contained in the Registrant's Registration Statement on Form 8-A (Registration No. 1-10986) filed with the Commission on January 22, 1992 under Section 12 of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

                                 OTHER MATTERS

         Section 722 of the New York Business Corporation Law ("NYBCL") permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         Article Seventh of the Company's Certificate of Incorporation provides, in general, that the Company may indemnify, to the fullest extent permitted by applicable law, every person threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was an officer or director or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation, business, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses, judgments, fines and amounts paid in settlement in connection with such suit or proceeding. Article Seventh of the Certificate of Incorporation also provides that the Company may indemnify and advance expenses to those persons as authorized by resolutions of a majority of the Board of Directors or stockholders, agreement, directors' or officers' liability insurance policies, or any other form of indemnification agreement.

         In accordance with that provision of the Certificate of Incorporation, the Company shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available under Article Seventh of the Certificate of Incorporation if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Article Seventh of the Certificate of Incorporation further stipulates that the rights granted therein are contractual in nature.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions and agreements, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation Of Documents By Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by MISONIX, INC. (the "Registrant") are hereby incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, as filed with the Commission on September 30, 1996;

         (b) The Registrant's Form 10-QSB for the quarter ended September 30, 1996, as filed with the Commission on November 12, 1996, Form 10-QSB for the quarter ended December 31, 1996, as filed with the Commission on February 13, 1997, and Current Report on Form 8-K, as filed with the Commission on February 11, 1997;

         (c) The description of the Registrant's common stock, $0.01 par value (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A (Registration No. 1-10986) filed with the Commission on January 22, 1992 under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all the securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.  Description of Securities.

                  Not Applicable.

Item 5.  Interest of Named Experts and Counsel.

                  Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 722 of the New York Business Corporation Law ("NYBCL") permits,

in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         Article Seventh of the Registrant's Certificate of Incorporation provides, in general, that the Registrant may indemnify, to the fullest extent permitted by applicable law, every person threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was an officer or director or was serving at the request of the Registrant as a director, officer, employee, agent or trustee of another corporation, business, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses, judgments, fines and amounts paid in settlement in connection with such suit or proceeding. Article Seventh of the Certificate of Incorporation also provides that the Registrant may indemnify and advance expenses to those persons as authorized by resolutions of a majority of the Board of Directors or shareholders, agreement, directors' or officers' liability insurance policies, or any other form of indemnification agreement.

         In accordance with that provision of the Certificate of Incorporation, the Registrant shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the Registrant's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available under Article Seventh of the Certificate of Incorporation if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Article Seventh of the Certificate of Incorporation further stipulates that the rights granted therein are contractual in nature.

         At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7.  Exemption From Registration Claimed.

                  Not Applicable.

Item 8.  Exhibits.

              EXHIBIT
              NUMBER                        DESCRIPTION
              -------                       -----------
              4.1     1996 Employee Incentive Stock Option Plan.
              4.2     1996 Non-Employee Director Stock Option Plan.
                5 Opinion of Hartman & Craven LLP regarding legality of the Common Stock being registered.
             23.1 Consent of Hartman & Craven LLP (included in their opinion filed as Exhibit 5).
             23.2     Consent of Ernst & Young LLP.


Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmingdale, State of New York, on March 21, 1997.


                                            MISONIX, INC.

                                    By:     /s/Joseph Librizzi
                                            ------------------------
                                            President and Chief
                                            Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                Title                                Date


/s/ Gary Gelman          Chairman of the Board of        March 21, 1997
--------------------     Directors
Gary Gelman


/s/ Joseph Librizzi      President, Chief Executive      March 21, 1997
---------------------    Officer, and Director
Joseph Librizzi          (principal executive officer)


/s/ Peter Gerstheimer    Vice President and Chief        March 21, 1997
---------------------    Financial Officer
Peter Gerstheimer        (principal financial
                         and accounting officer)


/s/ Howard Alliger       Director                        March 21, 1997
------------------
Howard Alliger


/s/ Arthur Gerstenfeld   Director                        March 21, 1997
----------------------
Arthur Gerstenfeld

                                EXHIBIT INDEX


Exhibit No.                Description                         Page
-----------                -----------                         ----
4.1         1996 Employee Incentive Stock Option Plan           13

4.2         1996 Non-Employee Director Stock Option Plan        22

5           Opinion of Hartman & Craven LLP regarding
            legality of the Common Stock being registered       29

23.1        Consent of Hartman & Craven LLP (included in
            their opinion filed as Exhibit 5)                   31

23.2        Consent of Ernst & Young LLP                        32